Exhibit 11.01

Statements of Computation of Basic and Diluted Net Loss Per Share
(dollars in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net loss applicable to common stockholders from continuing operations	$(2,778)	$(4,804)	$(13,346)	$(11,381)
Net income (loss) applicable to common stockholders from discontinued operations	—	(5,952)	—	(5,958)
Net loss applicable to common stockholders	$(2,778)	$(10,756)	$(13,346)	$(17,339)
Weighted average shares of common stock outstanding	239,020,817	233,620,817	235,994,443	233,620,597
Weighted average shares used in computing basic and diluted net loss per share from continuing and discontinued operations	239,020,817	233,620,817	235,994,443	233,620,597
Net loss per share, basic and diluted from continuing operations	$(0.01)	$(0.02)	$(0.06)	$(0.05)
Net income (loss) per share, basic and diluted from discontinued operations	—	(0.03)	—	(0.03)
Net loss per share, basic and diluted	$(0.01)	$(0.05)	$(0.06)	$(0.07)

THIS EXHIBIT CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM DSL.NET, INC.’S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH REPORT.